Exhibit 2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

among

NEW AGE TRANSLATION, INC.,

INFLX ACQUISITION CORP.

and

INFOLOGIX, INC.

November 29, 2006

i

Page

12.11	Governing Law	29

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

A	Certificate of Merger
B	Certificate of Incorporation of the Company
C	Bylaws of the Company
D	Directors and Officers of the Surviving Corporation and Parent
E	Opinion of Company’s Counsel
F	Opinion of Parent’s Counsel
G	Releases of Officers of Parent

COMPANY DISCLOSURE SCHEDULES

1.5	Holders of Parent Common Stock Post-Merger
2.1	Subsidiaries
2.2	Jurisdictions Qualified to do Business
2.8	Compliance with Laws
2.12(a)	Schedule of Leased Real and Personal Property
2.12(b)	Material Agreements
2.12(c)	Schedule of Insurance
2.12(d)	Schedule of Patents and Other Intangible Assets
2.15	Schedule of Employee Benefit Plans

v

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into as of November 29, 2006 by and among NEW AGE TRANSLATION, INC. a Delaware corporation (“Parent”), INFLX ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and INFOLOGIX, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have determined that it is fair to and in the best interests of their respective corporations and stockholders for the Company to be merged with and into Acquisition Corp. (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”); and the Board of Directors of Parent also has approved this Agreement and the Certificate of Merger;

WHEREAS, the requisite Stockholders (as such term is defined in Section 9 hereof) have approved by written consent pursuant to Section 228(a) of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, including without limitation the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby, including without limitation the Merger;

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.             The Merger.

1.1           Merger.  Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 251 of the DGCL.  At the Effective Time (as defined in Section 1.2 hereof), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving

Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “InfoLogix Corporation”

1.2           Effective Time.  The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3           Certificate of Incorporation, Bylaws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with its terms and applicable law.

(b)           The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with its terms and applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(c)           The director and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Corporation and Parent, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

1.4           Assets and Liabilities.  From and after the Effective Time, the Merger shall have the effects set forth in the applicable sections of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers, and franchises of Acquisition Corp. and the Company shall vest in the Surviving Corporation, and all liabilities and duties of Acquisition Corp. and the Company shall become the liabilities and duties of the Surviving Corporation.

1.5           Manner and Basis of Converting Shares.

(a)           At the Effective Time:

(i)            each share of common stock, par value $0.00001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.00001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii)           the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), beneficially owned by the Stockholders listed in Schedule 1.5 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited and shares of Company Common Stock set forth in Section 1.5(a)(ii) hereof), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders, which shall be equal to 25,000 shares of Parent Common Stock for each share of Company Common Stock with fractional shares of Parent Common Stock rounded up to the nearest whole share; and

(iii)          each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon (a) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such certificates have been destroyed and (b) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purposes.  Parent further covenants that upon the Effective Time, Parent will effect cancellations of its outstanding shares of Common Stock and that there will be no more than 2,595,663 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.8           Operation of Surviving Corporation.  The Company acknowledges that upon the effectiveness of the Merger, and the compliance by the Parent and Acquisition Corp. of its duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

2.             Representations and Warranties of the Company.  Except where the context requires otherwise, references in this Section 2 to the Company shall include the Subsidiaries.  The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1           Organization, Power and Authority, and Subsidiaries.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and Bylaws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           Except as disclosed on Schedule 2.1, the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2           Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of the Company taken as a whole (the “Condition of the Company”).  Schedule 2.2 sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3           Corporate Authority; Binding Obligations.  The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been taken, except for the filing referred to in Section 1.2.  Each of the Merger Documents constitutes a legal, valid and binding obligation of the Company, each enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

2.4           Capitalization of the Company.  The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock and no shares of Preferred Stock, and the Company has no authority to issue any other capital stock.  There are 500 shares of Company

Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.  The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Company Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue-sky law.  Except as otherwise set forth in this Agreement or any Schedule hereto, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.5           Company Stockholders.  Schedule 1.5 hereto contains a true and complete list of the names of the record owner of all of the outstanding shares of Company Common Stock (the “Company Stock”) and other Equity Securities of the Company, together with the number of securities held or which such person has rights to acquire.  To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Stock.

2.6           Financial Statements.  Parent has previously been provided with: the Company’s audited balance sheet as of December 31, 2005 (the “Balance Sheet”), and the audited statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 (the “Balance Sheet Date”); and the statements of operations, stockholders’ equity and cash flows for the period ended September 30, 2006 (including the notes thereto, the “Financial Statements”).  The Financial Statements (a) have been prepared in accordance with the books and records of the Company, (b) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods except for the omission of footnotes in the case of interim Financial Statements.

2.7           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

2.8           Compliance with Laws and Instruments.  Except as set forth in Schedule 2.8, the business and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement:  (a) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or Bylaws of the Company, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage or security agreement to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (c) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage or security agreement to which the Company is a party.

2.9           Broker’s and Finder’s Fees.  No Person is entitled by reason of any act or omission of the Company to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby, except as disclosed in a Schedule hereto or provided in any document or agreement disclosed in any Schedule hereto.

2.10         Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Financial Statements or in any Schedule hereto, (b) for current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (c) by the specific terms of any written agreement, document or arrangement identified in the Schedules.  The Company has no Indebtedness for Borrowed Money, except as otherwise set forth in this Agreement or any Schedule hereto or disclosed on the Balance Sheet.

2.11         Changes.  Since the Balance Sheet Date, other than the Stockholder Distributions and except as disclosed in any Schedule hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger, the Private Placement, and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (k) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (l) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, or (m) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.12         Schedule of Assets and Contracts.  Attached hereto as Schedules 2.12(a) through 2.12(d) are various schedules listing assets and contracts of the Company, as described herein.  For the purposes hereof, any information disclosed in the Financial Statements and in any private placement memorandum or supplement thereto (“Disclosures”) shall be deemed included in disclosures made hereunder.

(a)           Schedule 2.12(a) contains a true and complete list of all real property leased by the Company and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $250,000.  All the real property listed in Schedule 2.12(a) is leased by the Company under valid leases enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default by the Company.  The Company does not own any real property.

(b)           Except as expressly set forth in this Agreement, the Financial Statements or the notes thereto, or as disclosed in Schedule 2.12(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company.  Except as disclosed in Schedule 2.12(b) hereto, the Company is not a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) other than as set forth in Schedule 2.12(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $250,000 per year, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (viii) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property,

(ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act, or (xi) collective bargaining agreement.  Except as disclosed in Schedule 2.12(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.12(a) through 2.12(d) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(c)           Schedule 2.12(c) contains a true and complete list of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents including, without limitation, fire and casualty insurance, property and liability insurance, product liability insurance, life insurance, medical and hospital insurance and workers’ compensation insurance; such list includes with respect to each policy (i) a general description of the insured loss coverage, (ii) the expiration date of coverage, (iii) the annual premium, and (iv) the dollar limitations of coverage and a general description of each deductible feature.

(d)           Schedule 2.12(d) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.12(d) the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions.  None of the patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth on Schedule 2.12(d) are subject to any pending challenge.

(e)           The Company has made available to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.12(a) through 2.12(d), as well as any additional agreements or documents, requested by Parent or Acquisition Corp.  The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.

2.13         Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Company.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency assessed against it.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

2.14         Employees.  Other than pursuant to ordinary arrangements of employment compensation, or as set forth on any of the Schedules hereto, the Company is not under any material obligation or liability to any officer or director of the Company.

2.15         Employee Benefit Plans; ERISA.  (a)  Except as disclosed in Schedule 2.15 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded.  The plans listed in Schedule 2.15 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(b)           All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Parent and Acquisition Corp. or their advisors.

(c)           To the Knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(e)           There is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)            No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

2.16         Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business

(except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in any Schedule hereto), except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business.

2.17         Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, ordinary wear and tear excepted, and are adequate and sufficient for the Company’s business.

2.18         Insurance Coverage.  The policies listed on Schedule 2.12(c) are in full force and effect, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations engaged in the same or similar business and similarly situated.  The Company has not been refused any insurance coverage sought or applied for.  No suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.19         Litigation.  Except as disclosed in the Disclosures or any Schedule hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending against or affecting the Company or its properties, assets or business.

2.20         Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.21         Interested Party Transactions.  Except as disclosed in the Disclosures or any Schedule hereto, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.22         Questionable Payments.  Neither the Company nor any director or officer of the Company has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23         Obligations to or by Stockholders.  Except as disclosed in the Disclosures or any Schedule hereto, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.24         Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent and Acquisition Corp. which has had or is currently having a material and adverse effect on the Condition of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or Exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.             Representations and Warranties of Parent and Acquisition Corp.  Parent and Acquisition Corp. represent and warrant to the Company as follows:

3.1           Organization; Power and Authority; Etc.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent’s ownership of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp.

3.2           Qualification.  Parent and Acquisition Corp. are each duly qualified to conduct business as a foreign corporation and are in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of Parent and Acquisition Corp. taken as a whole (the “Condition of the Parent”).  Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.3           Corporate Authority; Binding Obligations.  Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby.  All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the

Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.4           Capitalization.  (a)  The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock, par value $0.00001 per share (the “Parent Common Stock”), of which not more than 2,595,663 shares will, following the Effective Time, be issued and outstanding, before taking into consideration the issuance of Parent Common Stock in the Merger, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, of which no shares have been issued or designated as any series of Preferred Stock (the “Parent Preferred Stock”).  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.  All outstanding shares of the capital stock of Parent (i) have been registered for resale on a currently effective Registration Statement on Form SB-2 that was filed with the SEC on June 7, 2005 (the “Registration Statement”) and (ii) have been sold, or are currently eligible to be sold, pursuant to the Registration Statement.  There is no stop order in effect preventing the sale of such shares pursuant to the Registration Statement.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.

(b)           The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, par value $.00001 per share (the “Acquisition Corp. Common Stock”), of which 1000 shares are issued and outstanding and 1,000 shares of preferred stock, of which no shares are outstanding.  All of the outstanding Acquisition Corp. Common Stock is owned by Parent.  All outstanding shares of the capital stock of Acquisition Corp. are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.  Acquisition Corp. has no outstanding options, rights or commitments to issue shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp.

3.5           Acquisition Corp.  Acquisition Corp. is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6           Validity of Shares.  The 12,500,000 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance.  (a) Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on or about March 31, 2006.  Since that date, Parent has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)           Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission.  The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Securities Act or Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(c)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)           The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “NAGE.OB” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Stock.

(f)            Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

(g)           The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(h)           The Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8           Financial Statements.  The balance sheets, and statements of operations, stockholders’ equity (deficit) and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (a) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (b) are in accordance with the books and records of the Parent, and (c) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Form SB-2 have been audited by Williams & Webster, P.S., Parent’s independent certified public accountants.  The financial information included in the Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006, is unaudited, but reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with GAAP, consistently applied.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10         Compliance with Laws and Instruments.  The business and operations of the Parent have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by Parent and Acquisition Corp. of the Merger Documents and the consummation by Parent and Acquisition Corp. of the transactions contemplated by this Agreement:  (a) will not cause Parent or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective Certificate of Incorporation or Bylaws, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which Parent or Acquisition Corp. is a party or by which Parent or Acquisition Corp. or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of Parent, and (c) will not result in the creation or imposition of any Lien upon any property or asset of Parent or Acquisition Corp.  Neither Parent nor Acquisition Corp. is in violation of, or in default under, any term or provision of their respective Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage or security agreement to which they are a party.

3.11         No General Solicitation.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12         Broker’s and Finder’s Fees.  No Person is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby.

3.13         Absence of Undisclosed Liabilities.  Neither Parent nor Acquisition Corp. has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent’s most recently filed Quarterly Report on Form 10-QSB, (b) to the extent set forth on or reserved against in the balance sheet of the Parent’s most recently filed Quarterly Report on Form 10-QSB (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) for current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of the Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an Exhibit to the Parent SEC Documents.  Without limiting the foregoing, Parent has no Indebtedness for Borrowed Money and immediately prior to the Closing, Parent will have no material tangible assets.  Parent does not own or lease any real property.

3.14         Changes.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business and in connection with the Merger, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (k) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (l) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, or (m) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15         Tax Returns and Audits.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16         Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.17         Employee Benefit Plans; ERISA.  (a)  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)           Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(d)           There is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(e)           No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.18         Property.  Parent does not own any real or personal property.

3.19         Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending against or affecting the Parent or Acquisition Corp. or their properties, assets or business.

3.20         Licenses.  Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

3.21         Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.22         Questionable Payments.  Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director or officer of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.23         Obligations to or by Stockholders.  Except as disclosed in the Parent SEC Documents, Parent has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.24         Parent Contracts.  The Parent SEC Documents contain true and accurate copies of all agreements required to be filed as material contracts under Item 601(b)(10) of Regulation

S-B under the Securities Act and the Exchange Act (the “Parent Material Contracts”).  To the Knowledge of the Parent, no party to any Parent Material Contract has a claim against Parent in respect of any breach or default thereunder.  Prior to the Effective Time, each of the Parent Material Contracts shall be terminated and of no further force and effect.

3.25         Disclosure.  There is no fact relating to Parent or Acquisition Corp. that Parent has not disclosed to the Company that materially and adversely affects the Condition of Parent.  No representation or warranty by Parent herein and no information disclosed in the Exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.             Representations, Warranties and Covenants of the Stockholders.

Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.5 hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (a) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (b) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (c) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal, (d) such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (e) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested.  Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, upon delivery to the Parent (or an agent of the Parent) of (i) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (ii) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5.             Additional Agreements.

5.1           Information.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all information received from another party hereto (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available); provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

5.2           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

5.3           Publicity.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent shall allow Company to review and approve any such press release or public announcement prior to its release.

5.4           Appointment of Directors and Officers.  Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 6.2(e)(5) hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected to the Board of Directors of Parent.  At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the Bylaws of Parent.

5.5           Parent Name Change and Exchange Listing.  At the Effective Time, Parent shall take all required legal actions to change its corporate name to InfoLogix, Inc.

6.             Conditions of Parties’ Obligations.

6.1           Parent and Acquisition Corp. Obligations.  The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, Etc.  The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officers.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f)            Opinion of Company Counsel.  Parent shall have received from Drinker Biddle & Reath LLP, counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit E hereto.

(g)           Supporting Documents.  Parent and Acquisition Corp. shall have received the following:

(1)           Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in paragraph (1) above and further certifying that the Certificate of Incorporation and Bylaws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(4)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(h)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.  Parent and Acquisition Corp. may waive compliance with any of the conditions specified in this Section 6.1.

6.2           Company Obligations.  The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (f) and (g) of Section 6.1 hereof, and the following additional conditions:

(a)           No Errors, Etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officers.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.2.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f)            Opinion of Parent’s Counsel.  The Company shall have received from Anslow & Jaclin, LLP, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

(g)           Supporting Documents.  The Company shall have received the following:

(1)           Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered by them pursuant thereto.

(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and Bylaws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3)           A certificate of Registrar and Transfer Company, Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued to the Company’s stockholders pursuant to the Merger, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(4)           A letter from Registrar and Transfer Company, Parent’s transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date after taking into consideration the cancellation of Parent Common Stock as indicated in Section 7.2(f)(5)(iii) hereof, but prior to the closing of Private Placement and Merger, is no more than 2,595,663 shares of Parent Common Stock.

(5)           (i) The executed resignations of all directors and officers of Parent, with the director resignations to take effect at the Effective Time, (ii) an executed release from John Fahlberg in the form attached hereto as Exhibit G and (iii) stock powers executed in blank by John Fahlberg evidencing the cancellation of an aggregate of 15,943,876 shares of Parent Common Stock owned by him.

(6)           Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(7)           An agreement in writing from Williams & Webster, P.S., in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm.

(8)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(h)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company.  Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.  The Company may waive compliance with any of the conditions precedent specified in this Section 6.2.

7.             Non-Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for a period of six months after the Effective Time.  This Section 7 shall not limit any claim in any way based upon any certificate, covenant or agreement which by its terms is relied upon by the Company or contemplates performance at any time after the Effective Time or pursuant to any other Certificate, statement or agreement or any claim for fraud.

8.             Amendment of Agreement.  This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (a) in the case of this Agreement by the parties hereto and (b) in the case of the Certificate of Merger by the parties thereto.

9.             Definitions.  The terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” shall mean the U.S. Securities and Exchange Commission.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain un-remedied for five days.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Event of Default” shall mean an event of default under any agreement or instrument evidencing or securing or relating to any Indebtedness for Borrowed Money.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge” and “Know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an executive officer of such entity has actual “Knowledge” of such fact or other matter.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings, (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings, and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” shall mean the private placement of up to 8,500,000 shares of Parent’s Common Stock, which will occur immediately after the closing of the Merger.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the stockholders of the Company.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

10.           Closing.

The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Drinker Biddle & Reath LLP referred to in Section 12.1 hereof.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time.  At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

11.           Termination Prior to Closing.

11.1         Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within 30 days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within 30 days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 90 days after entry, by any such court or governmental or regulatory agency; or

(e)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to December 31, 2006, for any reason other than delay or nonperformance of the party seeking such termination.

11.2         Termination of Obligations.  Termination of this Agreement pursuant to this Section 11 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.1, 12.3 and 12.11; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

12.           Miscellaneous.

12.1         Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent	New Age Translation, Inc.
or Acquisition Corp.:	12926 Morehead
Chapel Hill, NC 27517
Attn: John Fahlberg

With a copy to:	Anslow & Jaclin, LLP
195 Route 9 South
Suite 204
Manalapan, NJ 07726
Attn: Gregg E. Jaclin, Esq.

If to the Company:	InfoLogix, Inc.
101 East County Line Road
Suite 210
Hatboro, PA 19040
Attn: Chief Executive Officer

With a copy to:	Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Attn: Guy W. Winters, Esq.

Notices shall be deemed received at the earlier of actual receipt or three business days following mailing.

12.2         Entire Agreement.  This Agreement, including the schedules and Exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

12.3         Expenses.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement;

12.4         Dispute Resolution.  The Parties agree to attempt initially to solve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations.  If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of 60 days following such notice.  During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration.  Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association.  Each such arbitration shall be conducted by a panel of three arbitrators:  one arbitrator shall be appointed by each of Parent and Company and the third shall be appointed by the American Arbitration Association.  Any such arbitration shall be held in Philadelphia, Pennsylvania.  The arbitrators shall have the authority to grant specific performance.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred under this Agreement or by the applicable statute of limitation.  The prevailing party in any such arbitration shall be entitled to recover from the other party, in addition to any other remedies, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party.

12.5         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

12.7         No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other Person shall have any right or action under this Agreement.

12.8         Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document.  Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.  A facsimile or photocopied signature (which may be delivered by facsimile) shall be deemed to be the functional equivalent for all purposes.

12.9         Recitals, Schedules and Exhibits.  The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

12.10       Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

12.11       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

IN WITNESS WHEREOF,  the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

NEW AGE TRANSLATION, INC.

By:	John Fahlberg
Name: John Fahlberg
Title: President

ACQUISITION CORP:

INFLX ACQUISITION CORP.

By:	John Fahlberg
Name: John Fahlberg
Title: President

COMPANY:

INFOLOGIX, INC.

By:	David T. Gulian
Name: David T. Gulian
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]